FOR IMMEDIATE RELEASE

Subsidiary of AVMD grants license to AMI Group Limited for use of intellectual property in the United Kingdom

Sydney, Australia - May 3, 2007 - Advanced Medical Institute Inc. (AVMD.OB or AMI), a leading provider of treatment for Erectile Dysfunction and Premature Ejaculation in Australasia, is pleased to announce that its wholly owned subsidiary, Worldwide PE Patent Holdco Pty Limited, has exclusively agreed to license its intellectual property to AMI Group Limited (AMI UK) for use in the United Kingdom.

AMI UK has paid Worldwide PE Patent Holdco an upfront non-refundable fee of $50,000 to secure an initial four month period to confirm its license to utilize the intellectual property of Worldwide PE Patent Holdco. Such initial period may be extended for a further two months if AMI UK elects to pay Worldwide PE Patent Holdco an additional non-refundable extension fee of $50,000.

During this initial six month period, AMI UK may enter into a five year license by paying Worldwide PE Patent Holdco an upfront non-refundable license fee of $1 million less any upfront fees paid to Worldwide PE Patent Holdco by AMI UK prior to that date, which period may be extended for 2 further terms of 5 years on payment of an upfront extension fee of $1 million for each 5 year period. During these 5 year license periods, AMI UK must also pay Worldwide PE Patent Holdco a royalty of 5% of gross sales with minimum royalty payments applicable during each year of the term.

Under the five-year agreement, AMI UK would have the option to extend the territory to which the license applies during the first 12 months of the license to France, Monaco, Germany, Italy, Spain, Andorra, the Netherlands, Belgium and Luxembourg by paying the following additional upfront license fees:

France and Monaco	1 million pound sterling (approximately $1.97 million)
Germany	1 million pound sterling (approximately $1.97 million)
Italy	1 million pound sterling (approximately $1.97 million)
Spain* and Andorra	1 million pound sterling (approximately $1.97 million)
The Netherlands, Belgium and Luxembourg
1 million pound sterling (approximately $1.97 million)

* includes Gibraltar for the purposes of the License

Finally, Worldwide PE Patent Holdco has granted AMI UK a right of first refusal for all countries in Western Europe during the term of the license in the event Worldwide PE Patent Holdco offers to license its intellectual property to a third party.

“We are delighted to have achieved this milestone in our international expansion strategy and are looking forward to working with AMI UK” said Dr. Jacov Vaisman, founder, president, CEO and chairman of the board of AVMD. “In addition to broadening the geographic availability of our products and services, we believe that this transaction will also enhance AVMD’s ongoing revenue and profitability.” he added. “AMI UK’s principals have extensive business management and sales and marketing expertise which we believe will not only ensure the success of their proposed UK operations but will also hopefully lead to further innovations in our existing markets.” he continued.

“We are very excited about working with AVMD in the United Kingdom,” said Richard Mare, co-founder of AMI Group Limited. “The innovative technologies offered by AVMD provide a faster rate of absorption, avoiding drug degradation in the gastrointestinal tract and providing a rapid onset of action. We believe that this level of innovation isn’t currently offered by any competitive products in the United Kingdom and we believe we have the ability to demonstrate results similar to AVMD’s existing success in the Australian market.”

AMI UK is owned and operated by Richard Mare, David McDonald, Drew Shardlow and Zascha Knochell.

Richard Mare has successfully developed a number of publicly listed and private companies. He is presently the joint managing director of International Concert Attractions Limited, a company listed on the Australian Stock Exchange, which is a major force in the Australian ATM industry. Prior to his current role, Richard held a number of executive general manager roles with major Australian institutions including National Operations Manager of AV Jennings (a major residential development company) and General Manager of Snack Foods Limited (a major confectionary manufacturer and distributor).

David McDonald is the founder and principal of Equity Capital Solutions. Equity Capital Solutions operates a corporate advisory and investment banking business, sourcing funds for third parties and underwriting investment proposals. David has extensive experience in raising capital having worked for various stockbrokers and investment banks in Sydney, Perth and London. David is also a certified practicing accountant, registered taxation agent and registered company auditor.

Drew Shardlow has extensive expertise in performance based online marketing having worked with a range of brands including Dell, Vodafone, GE Financial and Commonwealth Bank of Australia.

Zascha Knochell has extensive sales and marketing expertise including financial brokerage and his financial broking business is one of the leading providers of mortgages to the private and commercial sector in inner western Sydney.

About AMI

Advanced Medical Institute Inc., (AVMD.OB), headquartered in Sydney Australia, is a leading provider of treatment programs for erectile dysfunction and premature ejaculation in Australasia. The Company operates more than 30 treatment clinics in Australasia. AVMD has more than 330 employees, including 50 medical personnel and, since its inception, has provided treatment or counseling to more than 300,000 patients. Advanced Medical Institute and its predecessor companies began treating premature ejaculation and erectile dysfunction patients in 1993.

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward- looking statements are based on current expectations or beliefs, including, but not limited to, statements concerning the company's operations and financial performance and condition. For this purpose, statements that are not statements of historical fact may be deemed to be forward-looking statements. The company cautions that these statements by their nature involve risks and uncertainties, and actual results may differ materially depending on a variety of important factors, including, among others, the impact of competitive products and pricing; changes in consumer preferences and tastes or perceptions of health-related issues; effectiveness of advertising or market-spending programs; changes in laws and regulations; fluctuations in costs of production, foreign exchange and interest rates; and other factors as those discussed in the Company's reports filed with the Securities and Exchange Commission from time to time.

For further information, please contact:
Richard Doyle
Doyle Corporate Pty Limited
Tel: +61 2 9640 5183
Email: richard.doyle@aminet.com.au